SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), September 22, 2004

MANUGISTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22154 (Commission File Number No.)	52-1469385 (IRS Employer Identification No.)

9715 Key West Avenue
Rockville, Maryland 20850

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(301) 255-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No.1

This Amendment No. 1 (this “Amendment”) amends the Current Report on Form 8-K of Manugistics Group, Inc., a Delaware corporation, filed with the Commission on September 23, 2004, to correct typographical errors appearing in Item 1.01, including replacing references to “Total Net Worth” with “Tangible Net Worth” and correcting the amount of the Tangible Net Worth requirement for the quarter ending February 28, 2005 to show $120 million.

This Amendment also furnishes a corrected press release in Exhibit 99.1 which clarifies that the total expected restructuring charges for the second half of fiscal 2005 are $8 million to $10 million.

Item 1.01 Entry into a Material Definitive Agreement

On September 22, 2004, Manugistics Group, Inc. (the “Company”) entered into a Second Loan Modification Agreement and a Fourth Amendment to Loan Agreement (the “Amendments”), both effective as of August 31, 2004, to the Company’s existing credit facilities with Silicon Valley Bank. Under the credit facilities, the Company is required to meet a “Tangible Net Worth” requirement as of the last day of each quarter. “Tangible Net Worth” is defined under the credit facilities as the total consolidated assets of the Company minus goodwill, other intangible assets and Total Liabilities. The Amendments lower the Tangible Net Worth requirement from $140 million to $120 million for the quarters ending August 31 and November 30, 2004, and from $150 million to $120 million plus 50% of net quarterly GAAP profit for the quarter ending February 28, 2005, and modifies the definition of “Total Liabilities” by excluding up to $10 million in accruals related to restructuring and exit activities.

Item 9.01(c) Exhibits

(c)	Exhibit 99.1	Corrected Press Release dated September 23, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANUGISTICS GROUP, INC.
(Registrant)

Dated: September 24, 2004	By	/s/ Raghavan Rajaji

Raghavan Rajaji
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Corrected Press Release dated September 23, 2004